Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of                                , 2019 (the “Effective Date”) by and between Voyager Therapeutics, Inc. (the “Company”) and Robert W. Hesslein,  (the “Executive”).

1.         Employment.  The Company and the Executive desire that Executive be employed as the Company’s General Counsel. The employment relationship between the Company and the Executive shall be governed by this Agreement commencing as of the Effective Date and continuing in effect until terminated by either party in accordance with this Agreement.  The Executive’s first day of employment shall be April 1, 2018 or such earlier date as may be mutually agreed upon by the Company and the Executive (the “Commencement Date”).  At all times, the Executive’s employment with the Company will be “at-will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.

2.         Position, Reporting and Duties.   The Executive will serve as the General Counsel of the Company, reporting to the Company’s President and Chief Executive Officer (“CEO”), and will serve  as and be considered a “C-Level” executive officer, exercising the traditional power and duties of such office in companies of similar size to the Company and carrying out such additional executive level duties as may be reasonably assigned by the CEO.  The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and shall not engage in any other business activities without the prior written approval of the CEO and provided that such activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties to the Company.  The Executive’s normal place of work will be Cambridge, MA.  It is understood and agreed that the Executive will generally be on site in Cambridge, unless the Executive is traveling on behalf of the Company.

3.         Compensation and Related Matters.

(a)     Base Salary.  The Executive’s annual base salary is $410,000, which is subject to review and redetermination by the Company from time to time.  The annual base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.  The Executive shall be eligible to participate in the Company’s annual salary review for the 2020 fiscal year, and in the annual salary review in each subsequent year thereafter.

(b)     Bonus.  The Executive is eligible to participate in the Company’s Senior Executive Cash Incentive Bonus Plan (the “Incentive Bonus Plan”), as approved by the Company’s Board of Directors,  its Compensation Committee or any other committee of the Board (collectively, the “Board”).  The terms of the Incentive Bonus Plan shall be established and may be altered by the Board in its sole discretion.  For calendar year 2019, the Executive's target bonus under the Incentive Bonus Plan shall be 40% of the Executive's Base Salary.  Any bonus paid for 2019 will be pro-rated based on the Executive’s Commencement Date.  To earn any bonus, the Executive must be employed by the Company on the day such bonus is paid,  except as provided to the contrary in either Section 6 or 7 below, because such bonus serves as an incentive for the Executive to remain employed with the Company.  Both parties acknowledge and agree that any bonus is not intended and shall not be deemed a “wage” under any state or federal wage-hour law.

(c)     Equity.  Subject to approval by the Company’s Compensation Committee and a majority of the Company’s Independent Directors as defined in Nasdaq Listing Rule 5605(a)(2), and as a material inducement to the Executive entering into employment with the Company, the Executive will be granted on the Commencement Date (the “Grant Date”) a one-time equity award outside of the Company’s stock incentive plans as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), consisting of an Option Award and an RSU Award (each as defined below):

1.         The Executive will be granted a non-qualified option (the “Option Award”) to purchase 168,750 shares of the Company’s common stock (the “Common Stock”).  The shares underlying the Option Award (the “Option Shares”) will have an exercise price per share equal to the closing price of the Common Stock on The Nasdaq Global Select Market on the Grant Date.  The Option Shares will vest and become exercisable, subject to the Executive’s continued service on each applicable vesting date, as follows:  25% of the Option Shares will vest on the first anniversary of the Grant Date, and an additional 2.0833% of the Option Shares will vest on a monthly basis at the end of each one-month period following the one-year anniversary of the Grant Date until the four-year anniversary of the Grant Date.

2.         The Executive will also be granted 28,125 restricted stock units (the “RSU Award”). The RSU Award will vest and become settleable, subject to the Executive’s continued service on each applicable vesting date, over a three-year period as follows:  33.333% of the shares underlying the RSU Award will vest on the first anniversary of the Grant Date; an additional 33.333% of the shares underlying the RSU Award will vest on the two-year anniversary of the Grant Date; and the remaining shares underlying the RSU Award will vest on the three-year anniversary of the Grant Date.

(d)     Employee Benefits.  Each calendar year Executive shall be entitled to vacation benefits under the Company’s flexible vacation plan and will also be entitled to such other holidays as the Company recognizes for employees having comparable responsibilities and duties.  The Executive will be entitled to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans and the Company’s ability to amend and modify such plans at any time and from time to time without advance notice.

(e)     Reimbursement of Business Expenses.  The Company shall reimburse the Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business.  Expense reimbursement shall be subject to such policies that the Company may adopt from time to time, including with respect to pre-approval.

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4.         Certain Definitions.

(a)        “Cause” means (A) the  conviction of the Executive of (i) any felony, or (ii) a misdemeanor involving  fraud or embezzlement; or (B) a good faith finding by the Company of:  (i) conduct by the Executive constituting a material act of misconduct arising in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) any conduct by the Executive arising in connection with the performance of the Executive’s duties that would reasonably be expected to result in material injury or material reputational harm to the Company if the Executive were retained in the Executive’s position; provided,  that if the Company reasonably determines that such conduct is capable of being cured, cause may be asserted by the Company only after Executive’s receipt of written notice from the Company reasonably describing such conduct and the Executive’s failure to cease and cure such conduct within thirty (30) days of receipt of such written notice;  (iii) a material breach by the Executive of any written confidentiality or restrictive covenant obligations owed to the Company, including under the Confidentiality, Non-Solicitation and Invention Assignment Agreement (the “Confidentiality Agreement”), or of any of the Company’s written employment policies communicated to the Executive, in each instance if such breach continues or remains uncured thirty (30) days after written notice of such breach has been delivered to Executive setting forth in reasonable detail the nature of such breach; or (vi) a material failure by the Executive to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities of the Company as provided under Section 14 of this Agreement, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation;  provided, such failure continues or remains uncured thirty (30) days after written notice of such failure has been delivered to Executive setting forth in reasonable detail the nature of such failure.

(b)        “Disabled” or “Disability”  means the Executive is unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which days need not be consecutive) in any twelve (12) month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such Disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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(c)        “Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent: (A) a material diminution in the Executive’s responsibilities, authority or duties; (B) a material diminution in the Executive’s Base Salary except for a reduction of the Executive’s Base Salary that is part of an across-the-board salary reduction applied to substantially all senior management employees that is caused by the Company’s financial performance and is similar to and proportionately not greater than the reductions affecting all or substantially all senior management employees of the Company; (C) the relocation of the Executive’s principal place of business more than fifty (50) miles other than in a direction that reduces the Executive’s daily commuting distance;  or (D) the material breach by the Company of this Agreement or any other agreements between the Executive and the Company relating to Equity Awards.  “Good Reason Process” means that (i) the Executive reasonably determines that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts for thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, at least one Good Reason condition continues to exist; and (v) the Executive terminates  the Executive’s employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. The Company’s success at curing a Good Reason condition shall not bar or preclude the Executive’s right to notify the Company of the occurrence of another Good Reason condition and to proceed with the Good Reason Process.

(d)        “Sale Event” means the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iii) the acquisition, directly or indirectly, of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, (iv) a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation (as may be amended, restated or otherwise modified from time to time)), or (v) any other acquisition of the business of the Company, as determined by the Board.  Notwithstanding the foregoing, a “Sale Event” shall not be deemed to have occurred as a result of (a) a merger effected solely to change the Company’s domicile, and (b) an acquisition of  shares of Company common stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by any person to a majority of the outstanding shares of common stock of the Company; provided, however, that if any person referred to in this clause (b) shall thereafter become the beneficial owner of any additional shares (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of shares directly from the Company) and immediately thereafter beneficially owns a majority of the then outstanding shares, then a “Sale Event” shall be deemed to have occurred for purposes of this clause (b).   Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a Sale Event must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

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(e)        “Sale Event Period” means the period ending twelve (12) months following the consummation of a Sale Event.

(f)        “Terminating Event” means termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason.  A Terminating Event does not include: (i) the termination of the Executive’s employment due to the Executive’s death or a determination that the Executive is Disabled,  provided, that if the Executive’s death or Disability occurs after the Executive notifies the Company of a Good Reason condition under Section 4(c)(ii),  the Executive’s executor or guardian shall be entitled to continue the Good Reason Process notwithstanding such death or Disability; (ii) the Executive’s resignation for any reason other than Good Reason, (iii) the Company’s termination of the Executive’s employment for Cause; or (iv) any termination of this Agreement prior to the Commencement Date by either party for any reason.

5.         Compensation in Connection with a Termination for any Reason.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid Base Salary, unpaid expense reimbursements and vested employee benefits.

6.         Severance and Accelerated Vesting if a Terminating Event Occurs within the Sale Event Period.  In the event a Terminating Event occurs within the Sale Event Period, subject to the Executive signing and complying with a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, covenants to return Company property and to not disparage the Company, and a  reaffirmation of the Confidentiality Agreement (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination or by an earlier date as determined by the Company, the following shall occur:

(a)        the Company shall pay to the Executive an amount equal to twelve (12)  months of the Executive’s Base Salary in effect immediately prior to the Terminating Event (or the Executive’s Base Salary in effect immediately prior to the Sale Event, if higher), determined in each case immediately before any event that constitutes Good Reason;

(b)        the Company shall pay to the Executive a pro-rated portion of the annual bonus target for the current year based on the Date of Termination;

(c)        if the Executive timely elects and is eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is twelve (12) months following the Date of Termination, and (y) the date on which the Executive obtains alternative coverage (as applicable, the “Sale Event COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on the Executive’s behalf immediately prior to the Date of Termination.  The remaining balance of any premium costs during the Sale Event COBRA Contribution Period, and all premium costs thereafter, shall be paid by the Executive monthly for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.  The Executive agrees that, should the Executive obtain alternative medical and/or dental insurance coverage prior to the date that is twelve (12) months following the Date of Termination, the Executive will so inform the

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Company in writing within five (5) business days of obtaining such coverage.  Notwithstanding anything to the contrary herein, in the event that the Company’s payment of the amounts described in Section 6(c) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith to restructure such benefit.

(d)        100% of all equity awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination and the provisions of this Section 6(d) shall be deemed to be incorporated by reference into the agreements governing all such awards.

For avoidance of doubt, the Separation Agreement and Release for purposes of this Agreement shall not require a waiver of any rights under any indemnification agreement between the Company and the Executive or any rights described in Section 5 above.  Notwithstanding the foregoing, if the Executive’s employment is terminated in connection with a Sale Event and the Executive immediately becomes reemployed by any direct or indirect successor to the business or assets of the Company, the termination of the Executive’s employment upon the Sale Event shall not be considered a termination without Cause for purposes of this Agreement.

The amounts payable under Sections 6(a) and 6(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months  commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.         Severance if a Terminating Event Occurs Outside the Sale Event Period.  In the event a Terminating Event occurs at any time other than during the Sale Event Period, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination or by an earlier date as determined by the Company, the following shall occur:

(a)        the Company shall pay to the Executive an amount equal to twelve (12) months of the Executive’s Base Salary in effect immediately prior to the Terminating Event (but only after disregarding any event that constitutes Good Reason);

(b)        the Company shall pay to the Executive a pro-rated portion of the annual bonus target for the current year based on the Date of Termination; and

(c)        if the Executive timely elects and is eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is twelve (12) months following the Date of Termination, and (y) the date on which the

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Executive obtains alternative coverage (as applicable, the “Non-Sale Event COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on the Executive’s behalf immediately prior to the Date of Termination.  The remaining balance of any premium costs during the Non-Sale Event COBRA Contribution Period, and all premium costs thereafter, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.  The Executive agrees that, should the Executive obtain alternative medical and/or dental insurance coverage prior to the date that is twelve (12) months following the Date of Termination, the Executive will so inform the Company in writing within five (5) business days of obtaining such coverage.  Notwithstanding anything to the contrary herein, in the event that the Company’s payment of the amounts described in Section 7(c) would subject the Company to any tax or penalty under the ACA or Section 105(h), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith to restructure such benefit.

The amounts payable under Section 7(a) and 7(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.         Payment in the Event of Revocation of Employment Offer Prior to Commencement Date Due to a Sale Event.

Notwithstanding anything to the contrary contained in this Agreement, in the event a Sale Event occurs between the Effective Date and the Commencement Date, and, as a result of the occurrence of the Sale Event, the Company terminates this Agreement and does not permit the Executive to commence employment, the Company shall pay the Executive $410,000, less all applicable taxes and withholdings (the “Revocation Payment”), subject to the Executive entering into a release agreement in a form to be provided by the Company and such release agreement becoming effective in accordance with its terms.  The Revocation Payment shall be paid in a lump sum payment within 30 days of such release agreement becoming binding and shall constitute full settlement of any and all claims of the Executive of every description against the Company.

9.         Confidentiality, Non-Solicitation and Invention Assignment Agreement.  The Executive acknowledges and agrees that he must execute the Confidentiality Agreement between the Company and the Executive, attached hereto as Exhibit A, as a condition of his employment with the Company.  The terms of the Confidentiality Agreement are incorporated by reference in this Agreement and the Executive hereby reaffirms the terms of the Confidentiality Agreement as a material term of this Agreement.

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10.       Additional Limitation.

(a)        Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)        For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section shall be made by a nationally recognized accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

11.       Section 409A.

(a)        Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be

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considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death.

(b)        The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)        All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)        To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance  with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)        The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.       Taxes.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  The Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes tax liabilities.

13.       Notice and Date of Termination.

(a)        Notice of Termination.  The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason.  Any termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance

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with this Section.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)        Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause or without Cause, the date specified in the Notice of Termination; (iii) if the Executive’s employment is terminated by the Executive for any reason except for Good Reason, 30 days after the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date specified in the Notice of Termination given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in the termination being deemed a termination by the Company for purposes of this Agreement.

14.       Litigation and Regulatory Cooperation.  During and after the Executive’s employment, and at all times, so long as there is not a significant conflict with the Executive’s then employment, the Executive shall cooperate reasonably with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate reasonably with the Company in connection with any investigation or review of the Company by any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reasonably compensate Executive for the time dedicated to,  and shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with, the Executive’s performance of the obligations set forth in this Section; provided, however, that the Company will not pay the Executive any fee or amount for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding.

15.       Relief.  If the Executive breaches, or proposes to breach, any portion of this Agreement, including the Confidentiality Agreement, or, if applicable, the Separation Agreement and Release, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate the payments, benefits and/or accelerated vesting, as applicable.  Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of its duties under this Agreement, the Confidentiality Agreement or the Separation Agreement and Release.

16.       Scope of Disclosure Restrictions. Nothing in this Agreement or the Confidentiality Agreement prohibits the Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  The Executive is not required to notify the

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Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Executive obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding the Executive’s confidentiality and nondisclosure obligations, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

17.       Governing Law; Consent to Jurisdiction; Forum Selection.  The resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or the Confidentiality Agreement, or arising out of, related to, or in any way connected with the Executive’s employment with the Company or any other relationship between the Executive and the Company (“Disputes”) will be governed by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law.  The Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute and agree that any claims or legal action shall be commenced and maintained solely in a state or federal court located in the Commonwealth of Massachusetts.

18.       Integration.  This Agreement constitutes the entire agreement between the parties with respect to compensation, severance pay, benefits and accelerated vesting and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation any prior offer letter or discussions relating to the Executive’s employment relationship with the Company.  Notwithstanding the foregoing, the Confidentiality Agreement, and any other agreement or obligation relating to confidentiality, non-solicitation or assignment of inventions shall not be superseded by this Agreement, and, as described in Section 9 above, the Executive acknowledges and agrees that any such agreements and obligations remain in full force and effect.  For purposes of this Agreement, the Company shall include affiliates and subsidiaries thereof.

19.       Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20.       Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this

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Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21.       Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and (i) sent by email to the email addresses used by the CEO or by the Executive (as applicable) in their usual course of business; (ii) delivered by hand; (iii) sent by a nationally recognized overnight courier service or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, in each case (clauses (iii) and (iv))  to the Executive at the last address the Executive has filed in writing with the Company, or (as applicable) to the Company at its main office, attention of the CEO or Vice President, Human Resources.

22.       Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

23.       Assignment and Transfer by the Company; Successors.  The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries, other affiliates, successors, and acquirers of Company stock or other assets, provided that such entity or person receives all or substantially all of the Company’s assets.  The Executive hereby expressly consents to such assignment and/or transfer.  This Agreement shall inure to the benefit of and be enforceable by the Company’s assigns, successors, acquirers and transferees.

24.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original,  but all of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

VOYAGER THERAPEUTICS, INC.

By: ____________________________________

Name: Andre Turenne

Title: President and Chief Executive Officer

EXECUTIVE:

_________________________________________
Robert W. Hesslein

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EXHIBIT A

Confidentiality, Non-Solicitation and Invention Assignment Agreement

VOYAGER THERAPEUTICS, INC.

Confidentiality, Non-Solicitation and Invention Assignment Agreement

In consideration and as a condition of my initial and continuing employment by or any service relationship that I may have with, Voyager Therapeutics, Inc., a Delaware corporation (along with its parents, subsidiaries, affiliates, successors and assigns, the “Company”), I agree to the terms and conditions of this Confidentiality, Non-Solicitation and Invention Assignment Agreement (this “Agreement”).  For purposes of this Agreement, references to the employment relationship shall mean any employment, whether directly or through a third party, that I may have with the Company.

1.         Confidential Information.  I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Confidential Information”), is and will be the exclusive property of the Company. By way of illustration, Confidential Information may include information or material which has not been made generally available to the public, such as: (a) corporate and business development information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) research, development, scientific, clinical and regulatory information, including research, development, scientific, pre-clinical, clinical and regulatory data, methods, discoveries, materials, assays, composition of matter, sequences, plans and strategies, (c) commercial information, including strategies, methods, or other information about patients, customers, vendors, consultants, collaboration partners, reimbursement strategies or other information, or market analyses or projections; (d) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (e) operational, scientific and technological information, including discoveries, inventions, improvements, know-how, methods, processes, formulae, devices, machines,  inventions, research or development projects, plans for future development, materials, trade secrets, specifications, manuals, forms, templates, software, designs, procedures, concepts and ideas; and (f) personnel information obtained pursuant to my job duties and responsibilities, including personnel lists, reporting or organizational structure, resumes, personnel data, contact information, compensation structure, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its vendors, collaboration partners, licensors, licensees vendors or other third parties.

2.         Recognition of Company’s Rights.  Except as otherwise permitted by Section 14, I will not, at any time, without the Company’s prior written permission, either during or after my employment, either disclose any Confidential Information whether or not disclosed to me before or after I was first employed by the Company to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than in connection with the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Confidential Information. I will deliver to the Company all copies of Confidential Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.         Rights of Others.  I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third parties that require the Company to protect or refrain from the use of Confidential Information. I agree to be bound by the terms of such agreements in the event I have access to such Confidential Information.  I agree to not disclose to the Company or seek to induce the Company to use any confidential or proprietary information or trade secret belonging to any of my previous employers or any other third party.

4.         Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full-time efforts to the Company’s business, and without the prior approval of the Chief Executive Officer (the “CEO”) of the Company, I will not engage in any other business activity that conflicts

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with my duties to the Company. I will advise the CEO, or the Vice President of Human Resources of the Company, or his or her nominee, at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is reasonably requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.         Developments.  While an employee of the Company, I will make full and prompt  disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, equipment or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but I am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that to my knowledge there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or plans to be engaged in the future, and does not result from the use of  the Company’s Confidential Information, premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company enough information regarding any such Developments to enable the Company to determine whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

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6.         Documents and Other Materials. I will keep and maintain adequate and current records of all Confidential Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.  All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Confidential Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks, flash drives, thumb drives, external hard drives and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason or at any time upon the Company’s request, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other  written, photographic or other tangible material containing Confidential Information, and other materials of any nature pertaining to the Confidential Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.         Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8.         Non-Solicitation.

By accepting this Agreement, I agree to the restrictive covenants set forth in this Section 8 unless expressly prohibited by applicable local law.  In order to protect the Company’s Confidential Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason, I will not directly or indirectly in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or identified and designated prospective customers of the Company or any of its suppliers, (b) solicit for employment, induce, encourage, entice, or attempt to solicit or persuade any employee of the Company to leave the Company for any reason (“Covered Individual”) and/or (c) recommend to any third party or person that they employ or solicit for employment or form an association with a Covered Individual unless I am requested by the Covered Individual to furnish such recommendation. I acknowledge and agree that if it is determined by a judicial process completed in accordance with Section 19 that I violated any of the provisions of this Section 8.1, then to the extent permitted by law, my non-solicitation obligations described herein will be extended by the time during which I was found to have engaged in such violation(s).

9.         Disclosure to Future Employers.  During the Restricted Period, I will provide upon request a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

10.       Government Contracts.  I acknowledge that the Company may have from time to time agreements with the United States Government or its agencies which impose obligations or restrictions on the Company

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regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company.

11.       Prior Agreements.   I represent that I have provided the Company with a copy of any agreement that I have with a current or former employer or other party that imposes any existing obligations relating to confidentiality and/or any restrictive covenants, such as a non-competition or non-solicitation obligation.  I further represent that I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or any third party.

12.         Remedies Upon Breach.  I understand that the Company believes the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement may to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, may be entitled to specific performance and other injunctive relief, without the posting of a bond.

13.         Publications and Public Statements.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to and/or incorporates any Confidential Information.

14.         Scope of Disclosure Restrictions.  I understand and acknowledge that nothing in this Agreement or elsewhere prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  I understand that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege of the Company.  Further, notwithstanding my confidentiality and nondisclosure obligations, I understand that I am hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

15.         No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

16.         Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and Sections 2, 5, 6 and 7 of this Agreement will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

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17.       Exit Interview.  If and when I depart from the Company, I acknowledge and agree that I may be required to attend an exit interview.

18.       Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable

19.       Governing Law/Waiver of Jury Trial.

(i)         If you perform your duties at the Company’s business locations in Massachusetts, then this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law rules thereof.   In case of any dispute hereunder involving a Massachusetts-based employee in accordance with this sub-section, the parties mutually agree that such dispute shall be resolved solely in the Business Law Session located in Suffolk County, Massachusetts.

(ii)       If you reside out of the Commonwealth of Massachusetts, and perform your duties for the Company outside of Massachusetts, then then this Agreement shall be governed by and construed in accordance with the laws of state of Delaware (excluding choice of law rules) where the Company is incorporated.  In case of any dispute hereunder involving a non-Massachusetts-based employee in accordance with this sub-section, the parties mutually agree that such dispute shall be resolved either in a state or federal court located in Delaware, where the employee resides or in the Business Law Session located in Suffolk County, Massachusetts

(iii)      Regardless of where any action to enforce or defend the covenants set forth in this Agreement is initiated, the parties agree that such action shall be resolved by a judge only, and both parties expressly waive any right to a trial by jury.

20.       Other Agreements. This Agreement shall supplement, and shall not limit or be limited by any  prior restrictive covenant agreement to which the Company (or any its subsidiaries or affiliates) and I are parties, including, without limitation, any non-solicitation and/or assignment of inventions agreement I previously entered into with the Company; provided, to the extent this Agreement is in conflict with any part of a prior restrictive covenant agreement and cannot be read in tandem, this Agreement shall control with respect to the conflicting provisions.

21.       Personal Identifiable Information.  Notwithstanding anything to the contrary in this Agreement, I will not disclose to any third party nor use any protected health information, personal data or biological samples of subjects enrolled in clinical studies (collectively, “Personal Identifiable Information”) except as expressly required by the Company and as long as such disclosure and use is in compliance with applicable law; and (b) such restrictions on the disclosure and use of Personal Identifiable Information will remain in place for as long as such restrictions are required under applicable law. Company’s use and disclosure of Personal Identifiable Information will be in accordance with applicable laws and regulations and the relevant consent documents.

22.       Compliance with Laws.  I represent and warrant that I have not been, and to the best of my knowledge, that I am not under consideration to be: (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)); (c)

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disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending. I will notify Company immediately in writing if I become subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of my knowledge, is threatened.

23.       Acknowledgements.  I hereby acknowledge and agree that I was provided this Agreement by the earlier of the date of a formal offer of employment and ten (10) business days before commencement of employment with the Company in which to consider whether to sign this Agreement.  I also acknowledge and understand that I have the right to consult with an attorney before signing this Agreement.  Regardless of whether the I have chosen to consult an attorney, I further acknowledge that I have read and understand this Agreement, that I am fully aware of its legal effect, and that I have entered into this Agreement freely and voluntarily and not based upon any representations or promises other than those contained in or referred to in this Agreement.  I further acknowledge and agree that should I transfer between or among Company-related entities, wherever situated, or otherwise become employed by any Company affiliate, or should I be promoted or reassigned to functions other than my present functions with the Company, or should my compensation and benefit package change, the terms of this Agreement including, but not limited to, Section 8, shall continue to apply with full force.

[Remainder of this page is intentionally left blank]

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VOYAGER THERAPEUTICS, INC.

Signature Page to Confidentiality, Non-Solicitation

and Invention Assignment Agreement (“Agreement”)

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

EMPLOYEE:

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date set forth below.

Signed:

(Employee’s full name)

Type or print name:   Robert W. Hesslein

Date:

COMPANY:

VOYAGER THERAPEUTICS, INC.

By:

Name: Kathleen Hayes

Title:  Vice President of Human Resources

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EXHIBIT A

to

Confidentiality, Non-Solicitation and Invention Assignment Agreement (“Agreement”)

To:         Voyager Therapeutics, Inc.

From:

(Print Name)

Date:

SUBJECT:      Prior Inventions

1.         The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others before my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

2.         The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below:

☐	Additional sheets attached

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